INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements (file Nos. 333-28703 and 333-36323) of Chateau Communities, Inc. on Form S-3 of our report dated February 2, 1996 (related to the financial statements of ROC Communities, Inc.), appearing in the Current Report on Form 8-K/A of Chateau Communities, Inc. dated December 10, 1997 (and amended December 23,
1997).



DELOITTE & TOUCHE LLP

Denver, Colorado

December 23, 1997